Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Satcon Technology Corporation of our report dated March 15, 2011, relating to our audit of the consolidated financial statements, financial statement schedule and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Satcon Technology Corporation and its subsidiaries for the year ended December 31, 2010.

/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP

Boston, Massachusetts

March 15, 2011